Exhibit 10.2

January 6, 2006

Richard L. Van Kirk, Jr.

34 Deer Creek

Irvine, California 92604

Dear Rick,

I am pleased to confirm our offer of employment for the position of Director of Manufacturing with Pro-Dex, Inc., reporting to me. This position will be based out of our Santa Ana, California office and you will be responsible for the oversight of all the Company’s manufacturing resource as more fully described in the job description for this position.

The details of your offer are as follows:

Your official start date will be January 5, 2006. Your compensation package will include a bi-weekly salary will be $3,692.30, which equals $96,000 per year. This is an Exempt position. Additional benefits include the accrual of PTO (paid time off) per the schedule in the employee handbook. You will be eligible to participate in our benefits program beginning March 1, 2006. These benefits include health, dental, vision, and life insurance as detailed in the Pro-Dex employee handbook and supplementary information.

Optional employee benefits include supplemental insurance products, flexible medical and dependent care savings plans. In addition, employees may enroll in the Company’s 401(k) program quarterly, beginning January 1, April 1, July 1 and October 1, following the completion of six months of employment. Pro-Dex matches employee 401(k) contributions at a rate of $0.25 per dollar up to a total contribution of 5% of an employee’s base salary. Details of these benefits and programs will be provided to you at your request or on your start date.

Our pay days are every other Thursday, so with a start date of January 5, 2006 your first pay date will be January 19, 2006.

In addition to the compensation and benefits listed above, you will be eligible to participate in the company’s annual performance bonus program.

On your start date, you will also be granted 25,000 options to buy Pro-Dex stock at a price equal to the Company’s closing stock price on your start date. These options will vest at a rate of 6,250 shares per year, starting with your first year anniversary with the Company, and are subject to all of the provisions of the Company’s Employee Stock Option Plan, a copy of which you will be provided.

151 East Columbine Avenue — Santa Ana, California 92707 — (714) 241-4411 — Fax (714) 513-7755 — www.pro-dex.com

By accepting this offer, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment. Please sign both copies of this letter to indicate your acceptance of this offer and retain one copy for your records and return the second copy to us.

Rick, we would be very excited to have you join the Pro-Dex Team. I am certain that your experience, ability and attitude will make a significant contribution in the continuing success of the Company. If you have any questions, please let me know.

Sincerely,

/s/ Patrick Johnson

Patrick Johnson President & CEO Pro-Dex, Inc.

/s/ Rick Van Kirk	January 6, 2006
Rick Van Kirk	Date